EXHIBIT 11.1

                       Universal Insurance Holdings, Inc.

             Statement Regarding the Computation of Per Share Income

The following table reconciles the numerator (earnings) and denominator (shares) of the basic and diluted earnings per share computations for net income for the three month periods ended March 31, 2008 and 2007.

                                                    Three Months Ended                          Three Months Ended
                                                      March 31, 2008                              March 31, 2007
                                                      --------------                              --------------

                                    Income Available                              Income Available
                                       to Common                       Per-Share     to Common                   Per-Share
                                      Stockholders       Shares         Amount      Stockholders      Shares       Amount

Net income                              $14,308,316                                $12,374,829
 Less: preferred stocks dividends           (12,488)                                   (12,488)
                                        ------------                               ------------
Income available to common
stockholders                            $14,295,828    36,946,000        $0.39     $12,362,341      34,999,000     $0.35
                                                                         ======                                    ======
Effect of dilutive securities:

 Stock options and warrants                       0     3,813,000        (0.04)              0       5,536,000     (0.05)
 Preferred stock                             12,488       568,000            0          12,488         568,000         0
                                        ------------   ----------        ------    ------------     ----------     ------


Income available to common
stockholders and assumed conversion     $14,308,316    41,327,000        $0.35    $12,374,829       41,103,000     $0.30
                                        ------------   ----------        ------    ------------    -----------     -----